Exhibit 99.2
Level 5 Beverage Company Launches VitaminFIZZ® in the New York City Market

Houston, TX, June 24, 2014: Level 5 Beverage Company, Inc., a Minerco Resources, Inc. (OTCQB: MINE) company (the “Company”), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of all-natural and highly functional brands, starts VitaminFIZZ® launch in the New York City Market.

As of yesterday, VitaminFIZZ® cans are available in over 50 locations in the New York City (NYC) Market. New York is the logical starting location due to the familiarity with and location of the VitaminFIZZ® cans. We are expecting to add approximately 25 - 50 locations per week in NYC. The locations will be available on the VitaminFIZZ® website once the transition to the revitalized, zero calorie bottles is complete. We expect the bottles, currently in production, to be available in August, 2014. Watch for updates on our social media outlets: www.twitter.com/vitamin_fizz and www.facebook.com/drinkvitaminfizz.

Darin Ezra, CEO of Power Brands Consulting and Director of Level 5 Beverage, commented, “We are getting a good response from the retailers and expect an even greater response from the consumers.”

The revitalized, zero calorie bottles have a simultaneous, bi-coastal August, 2014 launch planned for New York and California in the initial three flavors: Lemon-Lime, Mango-Orange and Strawberry-Watermelon. The bi-coastal launch will be coordinated and will include sampling, media and social events. The new Coffee Boost™, in all 4 flavors, will also be released in the bi-coastal launch.

The media outreach is expected to include print, radio and television media, and the events are expected to include sponsored / hosted events, in-store sampling and possible launch parties (both private and public).

We have been in contact and negotiating with multiple, possible endorsers for our VitaminFIZZ®, Coffee Boost™, The Herbal Collection™ and Level 5® Brands. Due to our notoriety, liquid public market and existing partnerships / advisors, many possible endorsers are interested in equity in lieu of large cash components. Additionally, and even better than endorsement talks, many potential endorsers are interested in partnering with Level 5, together with Power Brands, to introduce their own beverage brand(s) under the Level 5 Brand umbrella. These potential agreements / partnerships would allow Level 5 to have multiple endorsers for our entire portfolio of Brands, without exclusivity. To responsibly advance these negotiations, we are increasing our authorized shares to position the company to take advantage of and execute these unbelievable opportunities.

V. Scott Vanis, the Chairman of the Company said, “We have released the brakes! VitaminFIZZ® and the Company are now set at full throttle. Our solid foundation has allowed us to attract some deserved notoriety in the form of renowned partners, advisors, endorsers, investors and consumers. Everything is now in front of us. We now control our own destiny. While we will continue to expand our solid foundation to accommodate more horizontal growth, our focus has now shifted to rapid vertical growth with VitaminFIZZ® only being the start! As always, we will keep our shareholders and consumers updated as events unfold.”

Please contact:      Minerco Resources, Inc.
info@minercoresources.com
V. Scott Vanis, 888-473-5150

About VitaminFIZZ®
VitaminFIZZ® is a lightly sparkling, flavor-filled, refreshing beverage with an awesome boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ® is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B and Vitamin C. Awaken your taste buds. Now that's refreshing. See more at: www.vitamin-fizz.com, www.twitter.com/vitamin_fizz and www.facebook.com/drinkvitaminfizz.

Public Disclosure

Details of the Company’s business, finances and agreements can be found as part of the Company’s continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information, please visit: www.minercoresources.com.

The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.